Exhibit 1.4

Pricing Agreement

To the Underwriters named

in Schedule I hereto

April 2, 2012

Ladies and Gentlemen:

The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Conditions, dated April 2, 2012, attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement General Terms and Conditions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement General Terms and Conditions are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement General Terms and Conditions and the addresses of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement General Terms and Conditions incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to such Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement General Terms and Conditions incorporated herein by reference, shall constitute a binding agreement between each Underwriter, on the one hand, and the Company, on the other.

1

Very truly yours,

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Christopher J. Swift
	Name:	Christopher J. Swift
	Title:	EVP, Chief Financial Officer

[Signature Page to the Pricing Agreement — Junior Subordinated Debentures]

Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

GOLDMAN, SACHS & CO.

As Representatives of the Underwriters listed in

Schedule I hereto

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jack D. McSpadden
	Name:	Jack D. McSpadden
	Title:	Managing Director

[Signature Page to the Pricing Agreement — Junior Subordinated Debentures]

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

[Signature Page to the Pricing Agreement — Junior Subordinated Debentures]

SCHEDULE I

Underwriters	Principal Amount of Securities to be Purchased
Citigroup Global Markets Inc.	$150,000,000
Goldman, Sachs & Co.	150,000,000
Barclays Capital Inc.	48,000,000
Deutsche Bank Securities Inc.	48,000,000
J.P. Morgan Securities LLC	48,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	48,000,000
Credit Suisse Securities (USA) LLC	18,750,000
UBS Securities LLC	18,750,000
U.S. Bancorp Investments, Inc.	18,750,000
Wells Fargo Securities, LLC	18,750,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	4,714,300
BNY Mellon Capital Markets, LLC	4,714,300
Lloyds Securities Inc.	4,714,300
PNC Capital Markets LLC	4,714,275
RBS Securities Inc.	4,714,275
SMBC Nikko Capital Markets Limited	4,714,275
The Williams Capital Group, L.P.	4,714,275

Total	$600,000,000

SCHEDULE I

SCHEDULE II

Title of Designated Securities:

7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042 (the “Debentures”)

Aggregate Principal Amount:

$600,000,000 of Debentures

Initial Offering Price by Underwriter:

$25 per Debenture

Purchase Price by Underwriter:

$24.625 per Debenture sold to certain institutions and $24.2125 per Debenture sold to all other investors

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified Funds for Payment of Purchase Price:

Federal (same day) funds.

Applicable Time:

5:45 p.m. (New York City time) on the date of the Pricing Agreement.

Time of Delivery:

9:00 a.m. (New York City time) on April 5, 2012, or at such other time and date as the Representatives and the Company may agree upon in writing.

Indenture:

Junior Subordinated Indenture, dated June 6, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, to be dated the date of delivery, between the Company and the Trustee.

SCHEDULE II – Page 1

Final Maturity Date:

April 15, 2042

Interest Rate:

Commencing on the issue date to but excluding April 15, 2022 (the “Fixed Rate Period”):	7.875%

Commencing April 15, 2022 to the Final Maturity Date unless redeemed or repaid earlier (the “Floating Rate Period”):	Three-month LIBOR, reset quarterly, plus 559.6 bps

Interest Payment Dates:

Fixed Rate Period:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 15, 2012, to and including April 15, 2022.

Floating Rate Period:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 15, 2022 to the Final Maturity Date unless redeemed or repaid earlier.

Redemption Provisions:

The Designated Securities may be redeemed in whole at any time or in part from time to time on or after April 15, 2022 at a price to be determined as set forth in the Prospectus under the caption “Description of the Debentures — Optional Redemption”.

Special Event Redemption:

Redeemable in whole, but not in part, at any time prior to April 15, 2022, within 90 days of the occurrence of a tax event or rating agency event, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures being redeemed, or (ii) the present value of the (a) outstanding principal (discounted from April 15, 2022 to but excluding the redemption date) and (b) remaining scheduled payments of interest that would have been payable from the redemption date to and including April 15, 2022 on the Debentures to be redeemed

SCHEDULE II – Page 2

(not including any portion of such payments of interest accrued and unpaid to but excluding the redemption date), discounted from their respective interest payment dates to but excluding the redemption date at a discount rate equal to the Treasury Rate plus a spread of 0.700%, in each case, plus accrued and unpaid interest to but excluding the redemption date.

Defeasance:

As set forth in the Prospectus under the caption “Description of Junior Subordinated Debt Securities—Defeasance and Covenant Defeasance”.

Closing Location:

Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as the Representatives and the Company may agree upon in writing.

Names and Addresses of Representatives:

Citigroup Global Markets Inc.

Attention: General Counsel

Facsimile: 212-816-7912

388 Greenwich Street

New York, New York 10013

Goldman, Sachs & Co.

Attention: Registration Department

200 West Street

New York, New York 10282

SCHEDULE II – Page 3

Information Provided by the Underwriters:

The Underwriters have furnished to the Company for use in the Disclosure Package and Prospectus:

(a)	The names of the Underwriters in the table of Underwriters under the caption “Underwriting” in the Prospectus;

(b)	The third sentence of the second paragraph of the text following the table of Underwriters under the caption “Underwriting” in the Prospectus; and

(c)	The eighth paragraph of the text following the table of Underwriters under the caption “Underwriting” in the Prospectus.

SCHEDULE II – Page 4

SCHEDULE III

•	Final Term Sheet, dated April 2, 2012, relating to the Designated Securities, as filed pursuant to Rule 433 under the Act and attached as Schedule IV hereto.

•	Free Writing Prospectus, dated April 2, 2012, relating to the Warrant and Debentures Purchase Agreement between the Company and Allianz SE, as filed pursuant to Rule 433 under the Act.

SCHEDULE III – Page 1

SCHEDULE IV

The Hartford Financial Services Group, Inc.

$600,000,000

7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042

FINAL TERM SHEET

Dated April 2, 2012

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042 (the “Debentures”)

Specified Currency:	U.S. Dollars

Principal Amount:	$600,000,000

Trade Date:	April 2, 2012

Settlement Date (T+3):	April 5, 2012

Maturity Date:	April 15, 2042

Interest Rate During Fixed Rate Period:	7.875%, from the issue date to but excluding April 15, 2022

Interest Payment Dates During Fixed Rate Period:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 15, 2012, to and including April 15, 2022 (long first coupon)

Day Count Convention During Fixed Rate Period:	30/360, unadjusted

Interest Rate During Floating Rate Period:	Three-month LIBOR, reset quarterly, plus 559.6 basis points commencing April 15, 2022 to the Maturity Date unless redeemed or repaid earlier

Interest Payment Dates During Floating Rate Period:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 15, 2022 to the Maturity Date unless redeemed or repaid earlier

Day Count Convention During Floating Rate Period:	Actual/360, adjusted

Price to Public:	$25 per Debenture

Proceeds (after underwriting discount and before expenses) to Issuer:	$588,883,958 (98.147% of principal amount)

Optional Redemption:	Redeemable in whole at any time or in part from time to time on or after April 15, 2022, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the redemption date.

SCHEDULE IV – Page 1

Redemption After the Occurrence of a Tax Event or Rating Agency Event:	Redeemable in whole, but not in part, at any time prior to April 15, 2022 within 90 days of the occurrence of a tax event or rating agency event, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures being redeemed, or (ii) present value of the (a) outstanding principal (discounted from April 15, 2022 to but excluding the redemption date) and (b) remaining scheduled payments of interest that would have been payable from the redemption date to and including April 15, 2022 on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the redemption date), discounted from their respective interest payment dates to but excluding the redemption date at a discount rate equal to the Treasury Rate plus a spread of 0.700%, in each case, plus accrued and unpaid interest to but excluding the redemption date.

Authorized Denominations:	$25 and integral multiples of $25 in excess thereof

CUSIP/ISIN:	416518504 / US4165185046

Joint Structuring Advisors and Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co.

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Credit Suisse Securities (USA) LLC UBS Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Junior Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BNY Mellon Capital Markets, LLC

Lloyds Securities Inc.

PNC Capital Markets LLC

RBS Securities Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital Group, L.P.

Proceeds (after underwriting discount and before expenses) of concurrent offering of 4.000% Senior Notes due 2017, 5.125% Senior Notes due 2022 and 6.625% Senior Notes due 2042:	$1,534,064,500

SCHEDULE IV – Page 2

Long-term debt (on a carrying value basis) after giving effect to the offering of 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042, the concurrent offering of 4.000% Senior Notes due 2017, 5.125% Senior Notes due 2022 and 6.625% Senior Notes due 2042, and the assumed repurchase of the 10% Fixed-To-Floating Rate Junior Subordinated Debentures due 2068:	$7.1 billion

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 877-858-5407, or by calling Goldman, Sachs & Co., toll-free at 866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

SCHEDULE IV – Page 3